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                                                                     EXHIBIT 5.1

                                January 15, 1998



MindSpring Enterprises, Inc.
1430 West Peachtree Street
Suite 400
Atlanta, Georgia 30309

         Re:   Registration Statement on Form S-8

Ladies and Gentlemen:

       We are furnishing this opinion in connection with the preparation and filing by MindSpring Enterprises, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") relating to the issuance by the Company of 100,000 shares of its common stock, par value $.01 per share (the "Common Stock"), to the MindSpring Enterprises, Inc. 401(k) Plan (the "Plan").

       We have examined the Plan, copies of the Amended and Restated Certificate of Incorporation and Bylaws of the Company, the Registration Statement, and such other corporate records and documents as we deemed necessary to form the basis of this opinion hereinafter expressed.

       In our examination of such material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity of original documents of all copies submitted to us. As to questions of fact material to such opinion, we have relied upon statements of officers and/or representatives of the Company and others.

       Based on the foregoing, it is our opinion that the shares of Common Stock being registered will, when issued in accordance with the Plan, be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                 Very truly yours,

                                    /s/ Powell, Goldstein, Frazer & Murphy LLP

                                      POWELL, GOLDSTEIN, FRAZER & MURPHY LLP